RSM Betty & Dickson (Cape Town)
Chartered Accountants (SA)
15 Greenwich Grove, Station Road,
Rondebosch, Cape Town, 7700
PO Box 578, Rondebosch, 7701
Docex 7, Rondebosch
T: +27 21 686 7890 F: +27 21 686 7888
E: mail@ct.rsmbd.co.za
www.rsmbettyanddickson.co.za

October 24, 2012

Office of the Chief Accountant
Securities and Exchange Commission
460 fifth Street N.W.
Washington, DC 20549

Dear Sirs

RE: CHANTICLEER HOLDINGS, INC
Commission File Number: 0-28218

We have received a copy of, and are in agreement with, the statements being made by Chanticleer Holdings, Inc. in Item 4.01 of its form 8-K/a dated October 24, 2012, captioned "Change in Registrant's Certifying Accountant".

We hereby consent to the filing of this letter as an exhibit to the foregoing report on form 8-K/a.

Yours faithfully

RSM Betty & Dickson (CT)

RSM Betty & Dickson (Cape Town)